JetBlue Airways Investor Relations

Cindy England

(203) 669-3191

ir@jetblue.com

Investor Update

January 30, 2007

This investor update provides our investor guidance for the first quarter ending March 31, 2007 and full year 2007.

Current News

JetBlue has recently announced and/or launched service to the following new city pairs:

City Pair	Frequency	Start Date
New York, NY (JFK) – Chicago O’Hare	5x	January 4, 2007
Long Beach, CA – Chicago O’Hare	2x	January 4, 2007
Newburgh, NY – Palm Beach, FL	1x	January 5, 2007
Boston, MA – Cancun, Mexico	1x	March 2, 2007
White Pains, NY – Orlando, FL	2x	March 28, 2007
White Pains, NY – Ft. Lauderdale, FL	1x	April 2, 2007
White Pains, NY – West Palm Beach, FL	1x	April 2, 2007
New York, NY (JFK) – San Francisco, CA	4x	May 3, 2007
Boston, MA – San Francisco, CA	1x	May 3, 2007

JetBlue expects to open about eight to ten new cities during 2007, which includes Chicago, IL, San Francisco, CA and White Plains, NY.

Capacity Growth

(Year over year percentage growth range)

	First Quarter 2007	Full Year 2007
Available Seat Miles (ASMs)	14-16%	11-14%

Assumes removal of one row of seats from each of our Airbus A320 aircraft is complete by March 2007, which will result in our A320s offering at least 36-inch pitch in rows 1-11 and at least 34-inch pitch in rows 12-25.

ASMs by Aircraft Type as a Percentage of Total ASMs

	First Quarter 2007 (quarter average)		Full Year 2007 (full year average)
	A320	E190	A320	E190
Estimated ASMs by Aircraft Type as a Percentage of Total ASMs	92%	8%	90%	10%

Our average stage length is projected to be approximately 1,070 miles in the first quarter of 2007 versus 1,246 miles in the same prior year period and approximately 1,100 miles for the full year 2007 versus 1,186 miles for full year 2006.

Aircraft Delivery Schedule

As of December 31, 2006, we operated a fleet of 96 Airbus A320 aircraft and 23 EMBRAER 190 aircraft and had on order 160 aircraft, which are scheduled for delivery through 2014 (on a relatively even basis during each year), with options to acquire 148 additional aircraft.  The 2007 delivery schedule and related financings are:

	A320 firm	Committed Financing		E190 firm	Committed Financing
		Mortgage	Sale/Leaseback		Mortgage	Sale/Leaseback
Q107	4	4		2		2
Q207	3	3		2		2
Q307	2			3		3
Q407	3			3		1
Total at Year End*	108	78	25	33	1	30

*The total fleet included in the table above may decrease as we consider possible combinations of aircraft sales, assignments, and/or leases.

Passenger Revenue per Available Seat Mile (PRASM)

(Year over year percentage improvement)

Estimated First Quarter 2007	13-15%
Estimated Full Year 2007	11-13%

The PRASM guidance in both the first quarter and full year includes the impact of the reduction in seats on our A320 aircraft from 156 to 150 seats per aircraft.

Stock Option Expense

We estimate that our stock compensation expense under FAS 123(R) will be approximately $5 million in the first quarter of 2007 and will total approximately $20 million for the full year 2007.

Fuel Hedges

We continue to enter into advanced fuel derivative agreements to reduce our exposure to fluctuations in fuel price.  Currently, the agreements covering 2007 are:

	Gallons (Est. % of consumption)	Price
Q1 ‘07	72 million (67%)	21% in heat collars with the average cap at $2.35/gal and the average put at $1.95/gal 46% in heat swaps at an average of $1.78/gal
Q2 ‘07	73 million (65%)

11% in heat collars with the average cap at $2.33/gal and the average put at $1.95/gal

43% in heat swaps at an average of $1.73/gal

11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl

Q3 ‘07	36 million (31%)	20% in heat swaps at an average of $1.77/gal 11% in crude collars with the average cap at $74/bbl and the average put at $59/bbl
Q4 ‘07	23 million (20%)	20% in heat swaps at an average of $1.86/gal

	First Quarter 2007	Full Year 2007
Estimated Fuel Gallons Consumed	107 million	449 million
Estimated Average Fuel Price per Gallon, Net of Hedges	$1.91	$1.93

Cost per Available Seat Mile (CASM) at Assumed Fuel Cost

(Estimated year over year percentage increases)

	First Quarter 2007	Full Year 2007
Estimated CASM	6-8%	5-7%

The CASM guidance in both the first quarter and full year includes the impact of the reduction in seats on our A320 aircraft from 156 to 150 seats per aircraft.

Cost per Available Seat Mile (CASM) Excluding Fuel

(Estimated year over year percentage increases)

	First Quarter 2007	Full Year 2007
Estimated Ex-fuel CASM	4-6%	7-9%

The Ex-fuel CASM guidance in both the first quarter and full year includes the impact of the reduction in seats on our A320 aircraft from 156 to 150 seats per aircraft.

Operating Margin

(Estimated operating margin range)

	First Quarter 2007	Full Year 2007
Estimated Operating Margin Range	2-4%	10-12%

Income (Loss) Before Income Taxes

(Estimated pre-tax margin range)

	First Quarter 2007	Full Year 2007
Estimated Pre-tax Margin Range	(4)-(2)%	5-7%

Tax Rate

We currently expect an annual effective tax rate of approximately 42%.  However, our actual tax rate in both first quarter and full year 2007 could differ due to the non-deductibility of certain items for tax purposes.

Weighted Average Shares Outstanding

Share count estimates for calculating basic and diluted earnings per share are:

First Quarter 2007		Full Year 2007
Diluted	Basic	Diluted	Basic
177.6 m	177.6 m	208.0 m	178.4 m

These share count estimates assume 20% stock price appreciation and are based on several assumptions.  The number of shares used in our actual earnings per share calculation will likely be different from those stated above.

Capital Expenditures

(millions)

	First Quarter 2007	Full Year 2007
Aircraft	$230	$830
Non-aircraft*	$30	$140
Total	$260	$970

*2007 non-aircraft capital expenditure estimate includes $60 million, of which $10 million will be spent in the first quarter, in leasehold improvements related to construction of the Company’s new terminal at JFK.

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this update.